Exhibit 10.17
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                              EMPLOYMENT AGREEMENT
                              --------------------

                  This Agreement ("Agreement") is made and entered into as of this 1st day of July, 2003, by and between Robert B. Mang, residing at 1089 Laurelwood Drive, Carmel, IN 46032 ("Employee"), and Galyan's Trading Company, Inc., an Indiana corporation ("Company"). This Agreement replaces and supersedes that certain Employment Agreement dated as of September 29, 2000, between Employee and Company (the "Former Agreement"), and which Former Agreement, upon execution of this Agreement, shall be terminated and shall be null and void.

         1. TERM OF EMPLOYMENT: Subject to the terms of this Agreement, Company hereby agrees to employ Employee, and Employee hereby agrees to accept such employment, for the period beginning July 1, 2003 (the "Commencement Date") and ending at the close of business on the second anniversary of the Commencement Date or on such earlier date upon which this Agreement is terminated in accordance with the provisions set forth herein (the "Initial Term"). Commencing on the first anniversary of the Commencement Date, the term of this Agreement shall automatically be extended each day by one day, until a date (the "Termination Date") which is one (1) year following the first date on which either party delivers written notice of termination to the other. The "Term" of this Agreement shall include any automatic extensions pursuant to the preceding sentence.

         2.       POSITION AND DUTIES:

                  (a) General Duties; Performance: At all times during the Term, Employee (i) shall serve as Chief Executive Officer and Chairman of Company and, in such capacity, shall, subject to supervision by the Board of Directors of the Company (the "Board"), have responsibility and authority over all operations and employees of the Company and shall perform such other duties and have such other responsibilities not materially inconsistent with the foregoing as may from time to time be assigned or delegated to him by the Board,
(ii) shall diligently and conscientiously devote his full and exclusive business time, energy and ability to his duties and the business of Company, (iii) shall serve as a member of the Board, (iv) shall perform his duties as set forth herein faithfully and efficiently, subject to the direction of the Board, and
(v) shall observe and comply with all directions, policies and regulations given or promulgated by the Board. The provisions of this Agreement, however, shall not be construed to preclude service by Employee as a non-employee director of entities not in competition with the business of Company, provided that Employee shall not be a director of more than two other companies (public or private).

                  (b) Non-Contravention; Indemnification: Employee represents and warrants that (i) he has the full right and authority to enter into this Agreement and to render the services as required under this Agreement,
(ii) by signing this Agreement and rendering the services as required herein he is not breaching any other contract or other legal obligation he owes to any third party, and (iii), except for the Former Agreement, he is not party to any other agreement with Company or any other party providing for the performance by him of services or, in the case of Company and its subsidiaries, for any compensation to be paid to him.

         3. COMPENSATION, BENEFITS AND EXPENSES: During the Term, Company shall compensate Employee for his services as follows:

                  (a) Salary and Expenses: Company shall pay Employee a base salary at an annual rate of $600,000 for Company's 2003 fiscal year (i.e., Company's fiscal year beginning in 2003), $650,000 for Company's 2004 fiscal year, and $700,000 for Company's 2005 fiscal year, in each case less standard income and payroll tax withholding and other authorized deductions. Such salary shall be earned and payable in regular installments in accordance with Company's normal payroll practices. Employee shall also be entitled to reimbursement for reasonable business expenses in accordance with Company policy.

                  (b) Health Insurance: Employee and his dependents shall be eligible to participate in Company's group health plan as in effect from time to time for employees of Company. In lieu of receiving coverage under such plan, Employee may, at his option, elect to have the Company pay or reimburse the Employee for the cost of continued coverage (up to a maximum of $20,000 per year) under the plan of a prior employer of the Employee.

                  (c) Bonus: Employee shall be eligible to receive an annual bonus in accordance with Company's existing bonus program, with such bonus to be determined based on Company achieving its targeted operating income for the applicable fiscal year (the "Target Income") as set forth in Company's annual budget for such fiscal year prepared by management and approved by the Board. Employee's "Target Bonus" for a Company fiscal year shall be equal to 90% of his base salary rate for such fiscal year (or $540,000 for Company's 2003 fiscal year, $585,000 for Company's 2004 fiscal year and $630,000 for Company's 2005 fiscal year) and may be increased by an uncapped, additional amount of Target Bonus pursuant to the schedule for incremental Target Bonus increases approved by the Board from time to time. The amount of annual bonus actually paid to Employee shall be a percentage of the Target Bonus determined in accordance with Company's existing bonus program as it may be approved from time to time by the Board. Company shall pay the annual bonus (less standard income and payroll tax withholding and other authorized deductions) to Employee at such time or times as are consistent with the administration of Company's bonus program.

                  (d) Annual Stock Option Grant. Subject to the provisions of this Section 3(d), beginning with the 2004 fiscal year, Employee shall be eligible to receive an annual grant of options commensurate with Employee's position and responsibilities, subject to a minimum of 50,000 shares (the "Annual Options"), pursuant to the Company's 1999 Stock Option Plan, as amended (the "Option Plan"), with an exercise price equal to the closing price of the Common Stock on the grant date; provided, however, Company shall not be required to issue Annual Options to Employee after such time as it has discontinued the issuance of options to other senior management employees, using instead another form of incentive compensation, provided that Employee receives incentive compensation in the same form as other senior management employees. The Annual Options granted during a fiscal year shall be granted not later than the end of the fourth full month of that fiscal year and shall be contingent on Employee being employed by Company on the grant date and Company having achieved its Target Income for the immediately preceding fiscal year. The Annual Options shall be governed by and subject to the terms and conditions of the Option Plan.

                  (e) Vacation: Employee shall be entitled to annual paid vacation in accordance with Company's policies as in effect from time to time for similarly situated executive employees of Company, but not less than four weeks of paid vacation per year.

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

                  (f) Retirement Plan: Employee shall be eligible to participate in Company's retirement plans applicable to Employee in accordance with the terms of such plans. Employee understands that the Board monitors such plans or arrangements and may, from time to time, add benefits to or delete benefits from the plans or arrangements, or modify or terminate existing plans or arrangements, provided that no such modification or termination shall decrease the retirement benefits accrued by Employee prior to the modification or termination without the written consent of Employee, such consent not to be unreasonably withheld.

                  (g) Financial Planning Services: Company shall pay for financial planning services for Employee from the firm of Brownson, Rehmus Foxworth, and Company and shall indemnify Employee against any incremental income tax liability incurred as a result of Company's payment for such services.

         4. TERMINATION: Employee's employment with Company during the Term may be terminated by Company or by Employee under the circumstances described in this Section 4, and subject to the provisions of Section 5:

                  (a) Termination by Company for Cause: Company may immediately terminate Employee's employment for Cause by giving written notice to Employee identifying in reasonable detail the act or acts said to constitute "Cause." For purposes of this Agreement, "Cause" means Employee's (i) intentional act of fraud, embezzlement, theft, or other material violation of the law in connection with or in the course of his employment, (ii) intentional illegal act that is likely to materially injure the reputation, business, or a business relationship of Company; (iii) intentional wrongful damage to material assets of Company; (iv) intentional wrongful disclosure of material confidential information of Company; (v) intentional wrongful competitive activity in material breach of Employee's duty of loyalty; or (vi) breach of any material term of any stated material employment policy of Company; provided Company has given Employee written notice of such breach, and Employee has failed to cure such breach within ten (10) days after receipt of such notice. For purposes of the preceding sentence, no act, or failure to act, on the part of Employee shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his act or omission was in or not opposed to the best interest of Company.

                  (b) Termination by Company for Other than Cause, Death, or Disability: Company may immediately terminate Employee's employment for any reason other than Cause, death, or Disability by giving ten (10) days written notice to Employee.

                  (c) Death: Employee's employment shall automatically terminate upon his death.

                  (d) Disability: Employee shall not be considered in breach of this Agreement, if he fails to perform the material duties of his employment because of a physical or mental condition that renders him unable to perform such services (hereafter referred to as "Disability"). If for a continuous period of twelve (12) months during the Term, Employee fails to perform the material duties of his employment because of Disability, his employment shall terminate on the first anniversary of the beginning of his Disability. If there is any dispute as to whether Employee has a Disability, this issue shall be settled by the opinion of an impartial reputable physician

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

qualified to make the determination agreed upon for the purpose by Employee and Company, or failing such agreement within fourteen (14) days of a written request therefor by either party to the other, by an impartial reputable physician qualified to make the determination who is selected by agreement of a reputable physician selected by Company and a reputable physician selected by Employee.

                  (e) Termination by Employee for Good Reason. Employee may terminate employment during the Term for "Good Reason" by delivering to Company
(i) a Preliminary Notice of Good Reason (as defined below), and (ii) not earlier than thirty (30) days and not later than three (3) months from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. For purposes of this Agreement, "Good Reason" means (i) the assignment (without the express written consent of Employee) to Employee of a materially lower position in the organization in terms of his responsibility, authority and status, any material reduction in Employee's authority or status, or requiring Employee to perform services not commensurate with Employee's ability, experience and qualifications; (ii) requiring Employee (without his consent) to relocate his primary work location more than fifty (50) miles away from the current principal office of Company in Plainfield, Indiana; (iii) any reduction in Employee's base salary or bonus opportunity; (iv) any material breach by Company of the terms of this Agreement; (v) failure to elect Employee to the Board; or (vi) failure of any successor of the Company to assume this Agreement; provided that "Good Reason" shall not include (A) acts not taken in bad faith which are cured by Company in all respects not later than twenty (20) days from the receipt by Company of a written notice from Employee identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (B) acts taken by Company as a result of grounds for termination of employment for Cause pursuant to Section 4(a). A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

         5.       OBLIGATIONS UPON TERMINATION:

                  (a) Termination by Company for Cause: If Company terminates Employee for Cause at any time during the Term, Employee will receive his base salary and other compensation and benefits earned under this Agreement but not yet paid or delivered to Employee as of the date of termination, including retirement benefits accrued through the date of such termination and payable under the terms of such plans, but excluding any bonus.

                  (b) Termination by Company for Other Than Cause, Disability, Death, or by Employee for Good Reason: If Company terminates Employee's employment for any reason other than Cause, Disability, or death at any time during the Term, or if Employee terminates employment for Good Reason pursuant to Section 4(e) during the Term, Employee shall receive, subject to the limitations set forth below, (i) his base salary and other compensation and benefits earned under this Agreement but not yet paid or delivered to Employee as of the date of his termination, including any bonus owed for the immediately preceding fiscal year and retirement benefits accrued through the date of such termination and payable under the terms of such plans, (ii) a lump sum payment equal to Employee's Target Bonus for the fiscal year of termination, (iii) a lump sum equal to then-current base salary, less standard income and payroll tax withholding and other authorized deductions, from the date of termination until the later of the date that is (A) the first anniversary of the date of his termination or (B) the second anniversary of the date hereof (such period

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

hereafter referred to as the "Severance Period); (iv) continued health coverage for the Severance Period, and (vi) a lump sum equal to the benefits that absent termination of employment would have accrued under Company's tax-qualified and non-qualified retirement plans (which benefits shall be deemed fully vested) until the end of the Severance Period.

                  (c) Death or Disability: If Employee's employment terminates pursuant to Section 4(c) or (d) as a result of his death or Disability, Employee shall be entitled to the same compensation as provided under Section 5(a). In addition, Employee (or his estate) shall receive a payment (at such time as is consistent with the administration of Company's bonus program) equal to a pro-rata share of the annual bonus he would have earned (as determined in a manner consistent with Section 3(c)) based on Company's actual results for the fiscal year. For purposes of the preceding sentence, Employee's pro-rata share shall be a fraction of the number of days in the fiscal year, the numerator of which shall be the number of days in the fiscal year prior to Employee's death or termination of employment pursuant to
Section 4(d) and the denominator of which shall be 365.

                  (d) Exclusive Remedy: Employee acknowledges that, other than the payments described in this Section 5 and Employee's rights under any benefit plan of Company in which Employee participates, he shall have no other claims against, and be entitled to no other payments from, Company or its direct or indirect parents, subsidiaries, affiliates or related companies upon any termination or breach by Company of this Agreement.

         6. LOYALTY, NON-COMPETITION AND CONFIDENTIALITY: In consideration of the employment provided by Company, Employee agrees with Company as follows:

                  (a) Non-Competition: Employee acknowledges that his position will give him access to confidential and highly sensitive non-public information of substantial importance to Company, including but not limited to financial information, identities of distributors, contractors and vendors utilized in Company's business, non-public forms, contracts and other documents used in Company's business, trade secrets used, developed or acquired by Company, information concerning the manner and details of Company's operation, organization and management, Company's business plans and strategies, price information, customer lists and research and development data, and that the services he will provide to Company are unique. During the "Non-Competition Period" as defined in Section 6(g) below, Employee agrees that in addition to any other limitation, he will not directly or indirectly engage in, as an employee, consultant or otherwise, any business in the United States primarily engaged in the retail sporting goods or retail sports apparel business, nor will he accept employment, consult for, or participate, directly or indirectly, in the ownership or management of any enterprise in the United States engaged in such a business (such competing businesses currently include Academy Sports, Bass Pro, REI, Gander Mountain, Cabella's, Sports Authority, Dick's Sporting Goods, Garts Sports, Modell's, Copeland, Sports Chalet, Hibbett's and Christie Sports, and any subsidiaries of any of them). Notwithstanding the foregoing, Employee may invest as the holder of not more than four percent (4%) of the outstanding shares of any corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto.

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

                  (b) Other Employees, Customers: Employee agrees that during the Non-Competition Period, neither he nor any entity with which he is at the time affiliated (and which is not affiliated with Company) shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent or customer of Company or any of its affiliates, or any person who supplies goods or services or licenses intangible or tangible property to Company or any of its affiliates to discontinue his, her or its relationship with such entity.

                  (c) Confidentiality: Except in the normal and proper course of his duties hereunder, Employee will not use for his own account or disclose to anyone else, during or after the Term of this Agreement, any confidential or proprietary information or material relating in the reasonable opinion of Company to Company's operations or businesses, including Company's subsidiaries, which he may obtain from Company, its subsidiaries or their officers, directors or employees, or otherwise during or by virtue of Employee's employment by Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding Company, its direct or indirect parents, subsidiaries, affiliates or related companies: proprietary data processing systems and software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and tradename applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors, and holdings; operational and scientific information, including trade secrets, technical information, and personnel information, including personnel lists, resumes, personnel data, organizational structure, and performance evaluations; provided, however, that confidential or proprietary information shall not include any information that is generally available to the public without breach of this Agreement.

                  (d) Intangible Property: All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intangible property, including all trade names, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks and service marks and all trade secrets and confidential know-how (collectively, the "Intangible Property"), invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his services to Company hereunder shall, as between the parties hereto, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature in such Intangible Property, or in or to any results or proceeds therefrom. Employee will, at the request of Company, execute such assignments, certificates and other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in and to, any of the foregoing.

                  (e) Return of Documents: Employee agrees that all documents of any nature pertaining to activities of Company, its direct or indirect parents, subsidiaries, affiliates and related companies, used, prepared, or made available to Employee in the course of rendering his services to Company hereunder, including the information or materials covered by Sections 6(c) and 6(d) hereof, are and shall be the property of Company or, as the case

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

may be, its direct or indirect parents, subsidiaries, affiliates or related companies, and that all copies of such documents shall be surrendered to Company whenever requested by the Company.

                  (f) Non-Competition Period: "Non-Competition Period" means the period beginning on the date hereof and ending on the date that is the first anniversary of the date of termination of Employee's employment with Company.

                  (g) Enforcement: Employee acknowledges that irreparable damage would result to Company or its direct or indirect parents, subsidiaries, affiliates or related companies if the provisions of this Section 6 are not specifically enforced, and agrees that Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Section 6.

         7.       CHANGE IN CONTROL:

                  (a) For purposes of this Section 7, the following terms shall have the meanings set out below:

                           (i)      "Board" means the Board of directors of the
Company or successor entity described in clause (a)(ii)(C) or (D) below:

                           (ii)     "Change in Control" means the occurrence
during the Term of any of the following events: (A) any acquisition by any Person or group (as defined in the Securities and Exchange Act of 1934 ("Exchange Act")) other than a Permitted Shareholder of beneficial ownership of more than the greater of (I) thirty percent (30%) of Company's then outstanding shares of Common Stock and (II) the Common Stock held by Permitted Holders, and Incumbent Directors cease to constitute more than fifty percent (50%) of the members of the Board; (B) consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing a "Merger"), unless the Persons who were the beneficial owners of the Common Stock immediately before such Merger are the beneficial owners, immediately after such Merger, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and other voting securities of the entity resulting from such Merger in substantially the same relative proportions as their ownership of the Common Stock immediately before the Merger; (C) consummation of a sale of all or substantially all of the assets of the Company (a "Sale"), unless the Persons who were the beneficial owners of the Common Stock, immediately before such Sale, are the beneficial owners, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and other voting securities of the entity or entities that own such assets immediately after the Sale; or (D) approval by the Board or the Company shareholders of a Plan of liquidation of the Company.

                           (iii)    "Incumbent Director" means an individual who
is a member of the Board and who (i) is a member of the Board immediately before
(i) the change in ownership described in Section 7(a)(ii)(A) or, (ii) if a change in the composition of the Board is made before the change in ownership described in clause (i) pursuant to an agreement with the purchasing Person or group described in Section 7(a)(ii)(A), the change pursuant to such agreement.

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

                           (iv)     "Permitted Holder" means Freeman, Spogli &
Co., Inc. or Limited Brands, Inc., and "Permitted Holders" means Freeman, Spogli & Co., Inc. and Limited Brands, Inc. The term "Permitted Holder" also includes any affiliate of an entity described in the preceding sentence.

                           (v)      "Person" means an individual, corporation,
partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or a governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

                  (b) If a Change in Control shall occur on or prior to the Termination Date or such earlier date upon which this Agreement is terminated in accordance with the provisions set forth herein, Options previously granted to Employee shall become fully vested on the date of such Change in Control to the extent not already vested. In addition, if a Change in Control occurs as provided in the preceding sentence, and Company or its successor terminates Employee's employment for a reason other than Cause, Disability, or death within one year following such Change in Control, or Employee resigns for Good Reason within one year following such Change in Control, Employee shall be entitled to benefits pursuant to this Section instead of the benefits due to him pursuant to the applicable provisions of Section 5. Upon termination of Employee's employment, Company or its successor shall pay Employee a lump sum payment equal to the sum of (i) Employee's base salary annual salary at the rate in effect on the date of termination and (ii) Employee's Target Bonus for the fiscal year in which the termination occurs, multiplied by 2.5; plus an amount equal to the excise tax payable by Employee under the Code Section 4999 or its successor as a result of excess parachute payments to Employee resulting from the Change in Control, disregarding however, any excise tax payable on the reimbursement pursuant to this proviso. By way of example, if excess parachute payments of $1,000,000 are made before reimbursement for excise taxes, and the 20% rate under Code Section 4999 remains in effect, Company shall make an excise tax reimbursement of $200,000 but shall not make any further payment to reimburse Employee for excise taxes resulting from its payment of the $200,000.

         8. ENTIRE AGREEMENT: This Agreement, including such other agreements, Company policies and plans as are referenced herein, contains the entire understanding between Company and Employee concerning Employee's employment with Company, and supersedes all prior negotiations, term sheets, and agreements between them, including the Former Agreement.

         9.       ENFORCEMENT:

                  (a) Legal Fees: If Employee incurs reasonable legal, accounting, expert witness or other fees and expenses (collectively, "Legal Fees") in an effort to establish, in connection with any dispute with Company, Employee's entitlement to compensation or benefits under this Agreement, and prevails on the material issues in such dispute, Company shall reimburse Employee for such Legal Fees and pay Employee an additional amount such that after payment of all taxes on such additional amount there remains a balance sufficient to pay the taxes on the Legal Fees being reimbursed.

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

                  (b) Interest: If Company fails to pay any amount or benefit provided under this Agreement when due, Company shall pay interest on such amount or benefit at a rate equal to the rate of interest on Company's revolving credit charged by Company's principal lender, or in the absence of any revolving credit, prime rate.

         10. MODIFICATION: No provision of this Agreement may be amended, modified, or waived except by written agreement signed by both Company and Employee.

         11. GOVERNING LAW: The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Indiana without regard to principles of conflict of laws.

         12. SAVINGS CLAUSE: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

         13. SUCCESSORS; NO ASSIGNMENT OF AGREEMENT: Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Employee acknowledges that his services are unique and personal. Accordingly, Employee may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity.

         14. ADDITIONAL REPRESENTATIONS: Employee represents and warrants to Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Employee acknowledges that, prior to assenting to the terms of this Agreement, he had been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with Company as to its contents. Company and Employee agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that Employee has entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

         15. RIGHTS AND WAIVERS: All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties hereto may have. No party to this Agreement shall be deemed to waive any rights or remedies under this Agreement unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.

         16. SURVIVABILITY: The expiration or termination of this Agreement shall not operate to affect such of the provisions hereof as are expressed to remain in full force and effect notwithstanding such termination.

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         17.      CAPTIONS: The captions of this Agreement are for descriptive purposes only and are not part of the provisions hereof and shall have no force or effect.

         18. NOTICES: All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other party or address as Company or Employee may designate in notice duly delivered to the other pursuant to this paragraph):

                  If to Employee, to him at his address set forth in the preamble hereto, with a copy to:

                  If to Company, to it at:

                  Norman  S. Matthews
                  650 Madison Ave. - 23rd Floor
                  New York, NY 10022

                  With a copy to:

                  2437 E. Main Street
                  Plainfield, Indiana 46168
                  Attn: General Counsel

         19. WITHHOLDING: Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Company agrees that if any tax owed by Employee is required to be withheld from Employee with respect to the granting of Annual Options provided for in Section 3 of this Agreement, Company shall withhold and pay to the United States Treasury, when due, such tax withheld. In no event will Company indemnify Employee against any incremental tax liability incurred as a result of the granting of Annual Options provided for in Section 3 or with respect to any other benefit provided for in this Agreement unless such indemnification obligation is specifically set forth herein.

         20. NO DUTY TO MITIGATE: Payments due to Employee following his termination of employment are not conditioned on Employee's attempting to mitigate his losses by seeking other employment or taking other action, and Employee shall be under no obligation to do so.

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                  IN WITNESS WHEREOF, Company and Employee, intending to be
legally bound, have executed this Agreement as of the day and year first above written.

EMPLOYEE:                              COMPANY:
                                       GALYAN'S TRADING COMPANY, INC.


/s/ ROBERT B. MANG                     By: /s/ NORMAN S. MATTHEWS
-----------------------------------        -------------------------------
Robert B. Mang                         Name:  Norman S. Matthews
                                       Title: Chairman of the Board


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